CODE OF ETHICS

BRIDGEHAMPTON CAPITAL MANAGEMENT LLC

2304 MAIN STREET, UNIT B

PO BOX 1521

BRIDGEHAMPTON, NEW YORK 11932

November 2013

TABLE OF CONTENTS

Page

SECTION I PERSONAL SECURITIES TRANSACTIONS		2
1.1	Purpose	2
1.2	Statement of Policy	2
1.3	Pre-Transaction Procedures	3
1.4	Monitoring Procedures	6
1.5	Restricted List and Gray List	10
1.6	Effect of Violation	11

SECTION II GIFTS AND ENTERTAINMENT		11
2.1	Statement of Policy	11
2.2	Gifts	11
2.3	Cash	11
2.4	Entertainment	12
2.5	Government Officials	12
2.6	Payments or Gifts to Foreign Officials	12
2.7	DOL Form LM-10 – Gifts to Union Personnel	13
2.8	Solicited Gifts	14
2.9	Reporting	14

SECTION III STATE AND LOCAL POLITICAL ACTIVITIES		14
3.1	Statement of Policy	14
3.2	Procedures	15

SECTION IV COMPLIANCE WITH APPLICABLE FEDERAL SECURITIES LAWS		16
4.1	Statement of Policy	16

SECTION V REPORTING VIOLATIONS		17
5.1	Statement of Policy	17

SECTION VI BOOKS AND RECORDS		17
6.1	Maintenance Requirements	17
6.2	Disclosure and Availability	18

SECTION VII PROHIBITED TRANSACTIONS IN MUTUAL FUNDS		18
7.1	Statement of Policy	18

SECTION VIII SERVICE ON BOARDS OF DIRECTORS AND OTHER OUTSIDE ACTIVITIES		18
8.1	Statement of Policy	18

i

Employee Investment Request Form	Exhibit 1

Duplicate Broker Confirmation and Account Statement Letter	Exhibit 2

Annex A
Annex B

Acknowledgement Form

ii

BRIDGEHAMPTON CAPITAL MANAGEMENT LLC

CODE OF ETHICS

The following code of ethics (the “Code”) pertains to the investment advisory activities and business of Bridgehampton Capital Management LLC (the “Firm”).  The Firm has established the Code in order to comply with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

All employees must receive and review the Code and sign and return the Acknowledgement Form attached as the last page of this Code.

The Firm’s Chief Compliance Officer (the “CCO”) shall review the Code at least annually for its adequacy and the effectiveness of its implementation, and distribute any amendments or updates to all employees.  The CCO will document such annual review and the Firm will maintain a record of such documentation for a period of five (5) years from the date of such review.  In addition, a record shall be maintained of the review and any changes made to the Code for a period of five (5) years from the date of the review/revision.

All employees must receive and review any amendments or updates to the Code and provide a written acknowledgement to the CCO that such employee has been provided with, read and understood any such amendment or update to the Code.  All employees must provide such acknowledgment at least annually whether or not the Code has been amended or updated.

Any questions about the matters covered by this Code should be addressed to the CCO.

Reference to “employees” throughout this Code shall mean supervised persons (as defined in Section 202 of the Advisers Act), access persons (as defined below), employees, associated persons, temporary employees, partners, officers and directors of the Firm.

Statement of Principles

The Firm is committed to conducting business in accordance with all applicable laws and regulations and in an ethical and professional manner.  In addition, the Firm recognizes that it has a fiduciary duty to the investors in the investment funds and other accounts managed by the Firm (each an “Account” and collectively, the “Accounts”), and that all employees must conduct their business on behalf of the Firm and their outside activities in a manner that enables the Firm to fulfill this fiduciary duty.  The Firm has been entrusted with the money of investors and the Firm recognizes that its performance will not only be measured by the investment performance that the Firm delivers to investors, but also by the Firm’s commitment to honesty, good faith and fair dealing with investors, employees and other constituents.

The Firm also realizes that it is not sufficient for the Firm and its employees to simply comply with the letter of the law of the Advisers Act and other federal securities laws applicable to the Firm, but also to comply with the spirit of such laws.  The Firm therefore desires to develop policies and procedures in this Code that are premised on fundamental principles of openness, integrity, honesty and trust.  In this regard, the Firm has decided that certain provisions of the Code which are required by the Advisers Act to be applicable only to “access persons,”1 shall be applicable to all of the Firm’s employees.

Each employee of the Firm is responsible for reading, understanding and complying with all the policies and procedures contained in this Code that apply to him or her.  An employee should consult the CCO if he or she has a question about the legality, appropriateness or ethical implications of a proposed or completed course of action.

SECTION I

PERSONAL SECURITIES TRANSACTIONS

1.1          Purpose

The Firm has legal and ethical responsibilities to its clients to maintain the confidence of proprietary investment research and information and securities trading information relating to such clients.  The Firm must ensure that proprietary research and trading information are used exclusively to enhance the investment performance of the Accounts and that no improper benefits are derived through the misuse or unauthorized distribution of such research and information. In light of the Firm’s line of business, even the perception of impropriety could damage the Firm’s reputation and have serious adverse consequences for the Firm and the employees involved.  In addition, the Firm desires to ensure that employees are focusing their time and energy on investments for the Accounts and not on personal investments.

The purpose of this policy is to set forth strict standards for employees regarding trading of securities outside of their duties with the Firm, and to establish clear procedures for the Firm and employees to follow that allow the Firm to monitor and enforce adherence to these standards.

1.2          Statement of Policy

The Firm believes that its employees should devote their full-time best efforts to servicing the Accounts.  In order to ensure that employees are putting forth this effort, the Firm strongly discourages employees from engaging in any short-term trading outside the Accounts managed by the Firm, or trading commodities, futures, derivatives or other volatile securities or financial instruments, for purposes other than protective hedging, in accounts other than protective hedging, other than those managed by the Firm.  The Firm believes that this policy will enable employees to dedicate their full-time attention to servicing the Accounts, rather than monitoring their own portfolios.

1
An “access person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser, who:

(a)
has access to non-public information regarding any client’s purchase or sale of securities, non-public information regarding the portfolio holdings of any fund managed by the investment adviser or its affiliates; or

(b)	is involved in making securities recommendations to clients, or has access to such recommendations that are non-public.

This policy applies to family members of the employee living in the employee’s household (e.g., spouse, domestic partner, siblings, parents and children) (each a “Family Member” and collectively, the “Family Members”).  This policy covers any account in which the employee or Family Members of the employee exercise investment discretion or in which such persons have a direct or indirect benefit (each a “Personal Account” and collectively, the “Personal Accounts”).  Examples of Personal Accounts include, but are not limited to, brokerage accounts, 401k accounts, IRA accounts, Keogh Plan accounts and other similar accounts.  It is the employee’s responsibility to make sure the Family Members of the employee are aware of this policy and adhere to it.

1.3        Pre-Transaction Procedures

In light of the policy, the Firm has adopted the following authorization and notification procedures with respect to securities transactions by employees and Family Members:

(a)          Restricted List and Gray List.  Each employee should be aware of the lists made available to them by the Firm of all companies for which the Firm is in possession of material, non-public information (“MNPI”)  or for which the Firm has some probability of future possession of MNPI or the trading of whose securities may possibly lead, in the judgment of the Firm, to the perception of either the possession of MNPI or conflicts of interest.

The “Restricted List” is composed of any company (each such company, a “Restricted Company”): (i) about which the Firm is presently, or has determined it has a high probability in future of becoming, in possession of MNPI; or (ii) the trading of whose securities the Firm has chosen to control as strictly as the securities of any other Restricted Company.

The “Gray List” is composed of any company (each such company a “Gray List Company”): about which the Firm is not presently, but has determined it has some less-than-high probability in future of becoming, in possession of MNPI; or (ii) the trading of whose securities may possibly lead, in the judgment of the Firm, to the perception of either the possession of MNPI or conflicts of interest.

The Restricted List and Gray List may change at any time.  Any employee without or unsure of their access to an updated versions of the Restricted List or the Gray List should contact the CCO or Managing Member.

Employees and Family Members are generally prohibited from purchasing or selling securities (or derivatives thereof) issued by any Restricted Company.  Employees and Family Members are generally discouraged from purchasing or selling securities (or derivatives thereof) issued by any Gray List Company.  In any case where an employee is permitted to trade in the securities of a Restricted Company, the CCO or the Managing Member, as applicable, shall document the reasons for permitting such transaction.  The procedures for establishing, maintaining and updating the Restricted List and the Gray List are set forth in Section 1.5 below.

(b)        Pre-Clearance Requirement for Certain Securities.  Each employee agrees that neither the employee nor a Family Member of the employee will trade in certain types of securities (“Pre-Clearance Securities”) without the prior written consent of the CCO in consultation with the Managing Member of the Firm.  Such Pre-Clearance Securities comprise:

(i)           Public stocks or bonds of U.S. domiciled companies or companies that do business in the US, excluding: municipal or government bonds; and shares in money-market funds, exchange-traded funds or mutual funds;

(ii)          commodities, futures, derivatives or other volatile securities or financial instruments;

(iii)         securities offered in an initial public offering (“IPO”); and

(iv)         securities or interests offered in a limited offering (“Limited Offering”) that is exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

The employee may seek written consent for Pre-Clearance Securities by using the attached Securities Transaction Request form (see Exhibit 1).  Except for securities offered in an IPO or a Limited Offering, employee may also seek consent by submitting by email to the CCO the same information as in the form.  Employees should note that approval is applied only to the transaction submitted in the request and executed on the date of the approval.  Any additional or later transaction requires separate approval.  The Managing Member is responsible for granting written consent to transactions requested by the CCO.

Each employee agrees to promptly notify the Firm in writing if any securities have been traded by or for the benefit of the employee or a Family Member of the employee in violation of the pre-clearance requirement described in this paragraph.

(c)        CCO Guidance. In exercising his discretion to grant or reject a proposed personal securities transaction, the CCO (or, in the case of a request by the CCO, the Managing Member) shall, without limiting the CCO’s ability to constrain trading, adhere to the following guidelines:

(i)          employees may not trade opposite of the Firm’s recommendations (except in limited situations, such as when such employee is suffering a financial hardship);

(ii)          employees may not engage in “front-running” of the Firm or the Accounts, which is a practice generally understood to be personally trading ahead of client accounts when in possession of information about pending or incomplete transactions in such accounts;

(iii)          employees may not trade in a security that the CCO determines is being considered for purchase or sale by the Firm on behalf of the Firm or any Account;

(iv)         employees may not trade in a security that is in the process of being purchased or sold by the Firm on behalf of the Firm or any Account except that such employee may participate in a bunched transaction in accordance with the policies of the Firm;

(v)         employees may not trade in a security that is purchased or sold by any Account within two (2) days after the purchase or sale of such security by such Account, unless the CCO determines that the liquidity of the security is enough that such a trade is unlikely to impact the price of the security (generally over $1 billion in market capitalization for an equity);

(vi)         although not strictly prohibited, employees should not be engaged in trading commodities, futures, derivatives or other volatile securities or financial instruments, for purposes other than protective hedging; and

(vii)        although not strictly prohibited, employees should not be engaged in short-term (30 days) trading of securities.

In any case where an employee is permitted to: (A) participate in an IPO or Limited Offering, (B) engage in short-term (30 days) trading of securities, or (C) trade opposite of the Firm’s recommendations, the CCO or Managing Member, as applicable, shall document the reasons for permitting such transaction.

(d)        Pre-Notification Requirement for Certain Securities. Each employee agrees to notify the Firm in advance if an employee or Family Member of an employee intends to trade any securities of non-U.S. companies that do not do business in the U.S. (“Pre-Notification Securities”).

(e)        It is the employee’s responsibility to adhere to the following guidelines:

(i)          PROHIBITION ON INSIDER TRADING – The purchase and sale of securities, or providing advice with respect to such purchase or sale, while possessing material non-public information relating to such securities or the communication of such information to others, is prohibited by state and federal securities laws.  If an employee has any doubt as to whether he or she has material, non-public information related to a company, he or she should discuss the situation with the CCO (or, if the CCO is unavailable, the CCO’s designee), and should generally opt against taking an action in respect of the securities of such company.  For a complete description of the Firm’s policy with respect to Insider Trading, please see the section titled “Insider Trading” in the Firm’s Compliance Policies and Procedures Manual (the “Manual”).

(ii)          RECOGNITION OF ADDITIONAL RISK – Certain high-risk trading activities, if used in the management of an employee’s personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited during the pendency of the transactions.  Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase (“call”) or sell (“put”) securities at certain predetermined prices.  Employees should understand that short sales and trading in derivative instruments involve special risks — derivative instruments, for example, ordinarily have greater price volatility than the underlying security.  The fulfillment of the obligations owed by each employee to the Firm may heighten those risks.  For example, if the Firm becomes aware of material, non-public information about the issuer of the underlying securities, the Firm personnel may find themselves “frozen” in a position in a derivative security.  The Firm will not be liable in any way for any losses in personal accounts of any employee through the implementation of this policy or for any other reason.

(iii)          EXERCISE OF GOOD JUDGMENT – Employees must exercise their own good judgment when engaging in securities transactions and must avoid relaying information obtained as a result of their employment with the Firm to others.

1.4       Monitoring Procedures

To help assure adherence to this policy, the Firm requires the following monitoring procedures with respect to each of its employees:

(a)        Definition of “Excluded Securities” and “Reportable Securities”.  The Firm requires the reporting of personal transactions by employees and Family Members in securities other than “Excluded Securities”.  Excluded Securities are any of the following:

(i)           direct obligations of the government of the United States;

(ii)          bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)         shares issued by money market funds; and

(iv)         shares issued by open-end mutual funds other than mutual funds managed by the Firm or its affiliates or whose principal underwriters are affiliates of the Firm.

“Reportable Securities” include any security that is not an Excluded Security and are any of the following:

(i)           publicly traded securities of companies, irrespective of domicile or where they do business;

(ii)          shares issued by mutual funds managed by the Firm or its affiliates or whose principal underwriters are affiliates of the Firm;

(iii)         shares issued by exchange-traded funds, unit trusts, or closed-end funds;

(iv)         commodities, futures, derivatives or other volatile securities or financial instruments;

(v)          securities offered in an initial public offering (“IPO”);

(vi)         securities or interests offered in a limited offering (“Limited Offering”) that is exempt from registration pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933; and

(vii)         any interest or instrument commonly known as a “security”2.

Some examples of Reportable Securities are municipal bonds, foreign bonds, tradable currency derivatives, or transferable shares in a private company.

(b)       Definition of “Unrestricted Issuer”. The Firm seeks to monitor the potential for receipt of material non-public information and control against misappropriate trading practices.  To help do so, the Firm requires reports of non-public contact or potential inside relationships with companies and issuers in whose securities the Firm wishes to establish or maintain the scope for unencumbered trading, if such trading is not already restricted by the Firm pursuant to its other compliance policies and procedures.  Each such company (an “Unrestricted Issuer”) is a company domiciled or doing business in the U.S. that is either an issuer of publicly-traded stock or bonds or is a company whose securities are being offered in an IPO, but is not a company on the Firm’s Restricted List or its Gray List.

(c)       Commencement of Employment.  Within ten (10) days of commencing employment, each employee must complete a report of holdings of Reportable Securities (the “Holdings Report”) and a report of any Family Member of the employee who is an Insider of a Unrestricted Issuer (the “Insiders Report”), which are combined and attached as Annex A hereto.  The Holdings Report identifies as of the date of the report the names of any brokerage firms, dealers or banks with which the employee or any Family Member of the employee has a Personal Account, and whether the employee has requested from the institution at which such Personal Account is held to send duplicate copies of all trade confirmations and account statements to the Firm.  The employee may facilitate further reporting by making such requests. (See Exhibit 2).  The employee will also identify in the Holdings Report the names and types of any Reportable Securities (including the exchange ticker symbol or CUSIP number, number of shares or interest rate and principal amount of such securities) held in such Personal Accounts.  All holdings information submitted must be current as of a date no more than forty five (45) days prior to the date of submitting such information.  The Insiders Report lists the names of each Unrestricted Issuer to which any Family Member of the employee is an “Insider.”  An “Insider” is generally a company’s officers, directors and employees, and any person or entity, and any officer, director, employee or controlling person of such person or entity, that enters into a confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for that company’s purposes.

2 Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

(d)          Annual Reports.  Employees shall also submit a Holdings Report and Insiders Report, which is attached as Annex A hereto, at least once during each 12-month period of employment to be received by the CCO (or the CCO’s designee) no later than January 30th of each year.  The employee will completely identify in the annual Holdings Report and Insiders Report the same types of information with respect to the employee and Family Members of the employee that were identified in the initial Holdings Report and Insiders Report at commencement of employment.  The list of Personal Accounts and Unrestricted Issuers to which any Family Member of the employee is an Insider must be current as of the date of the report.  The list of holdings must be current as of a date no more than forty five (45) days prior to the date of submitting such information.

The employee may report holdings information by requesting from the institution at which such Personal Account is held to send duplicate copies of all trade confirmations and account statements to the Firm. Until the CCO (or the CCO’s designee) confirms to the employee that such duplicates are being provided to the Firm by the applicable institution with respect to a particular Personal Account, the employee must submit to the CCO (or the CCO’s designee) the information for such Personal Account in the Holdings Report.

(e)          Quarterly Reports.  Employees must also complete a report on a quarterly basis that lists: (i) any new Personal Accounts opened by the employee or Family Members of the employee; and (ii) any transactions in Reportable Securities by employees and Family Members of the employee in all Personal Accounts, including any opened during the quarter.

The employee may report securities transactions by requesting from the institution at which a Personal Account is held to send duplicate copies of all trade confirmations and account statements to the Firm.  (See Exhibit 2).  Until the CCO (or the CCO’s designee) confirms to the employee that such duplicates are being provided to the Firm by the applicable institution with respect to a particular Personal Account, the employee must submit to the CCO (or the CCO’s designee) the information for such Personal Account in the quarterly report form (“Quarterly Transactions Report”), which is attached as Annex B hereto.

When there is a new Personal Account to be reported, the employee must submit the Quarterly Transactions Report and indicate whether the employee has requested from the institution at which such Personal Account is held to send duplicate copies of all trade confirmations and account statements to the Firm.

Such reports shall contain, with respect to any transactions effected by such employee or any Family Member of the employee, (i) the date of the transaction, name of Reportable Securities involved, ticker symbol or CUSIP number, interest rate and maturity date, number of shares or interest rate and principal amount of such security, (ii) the nature of the transaction, (iii) price of the such Reportable Security at which the transaction was effected, (iv) name of the broker effecting the transaction and (v) the date of submitting such report.  Such reports shall be submitted no later than thirty (30) days after the end of each calendar quarter and must cover all transactions during such quarter.

(f)          Non-Discretionary Accounts.  In the case of an employee or a Family Member of the employee having a Personal Account managed by an outside money manager in which the employee has no investment discretion with respect to investment decisions made with respect to such Personal Account, the Firm requires employees to (i) comply with the reporting procedures outlined above, (ii) submit a letter from the money manager acknowledging that the employee has no investment discretion with respect to investment decisions made with respect to such account, and (iii)  in the event an individual transaction is requested by the employee, the money manager will seek prior approval from the Firm before engaging in such transaction.

(g)          Reports of Meetings with Senior Officials.  Each employee shall  report to the CCO in writing any non-public contact (eg, one-on-one meetings, telephone calls, private conversations in public settings) the employee or a Family Member of the employee has with a “Senior Official” of an Unrestricted Issuer if the subject matter during such non-public contact includes “material information” pertaining to such Unrestricted Issuer.

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making its investment decisions.  Generally, this is information that will have an effect on the price of a company’s securities.  No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.  For this reason, any question about whether information is material should be directed to the CCO (or the CCO’s designee). “Senior official” means any director, executive officer, investor relations or public relations officer, or other person with similar functions of a company.

Such a report will include: (i) the name of the Senior Official; (ii) the name of the Unrestricted Issuer with which the Senior Official is associated; (iii) the relationship of the Senior Official to the Unrestricted Issuer; and (iv) the date of the meeting.

In the case where a Firm employee or a Family Member of the employee maintains an ongoing personal relationship with a Senior Official of an Unrestricted Issuer, the Firm employee is not required to provide reports of each meeting or telephone call with the Senior Official; however, when requested by the CCO, the employee shall identify all such personal relationships between the employee or Family Member of the employee with any Senior Officials of any company and provide the CCO with similar information about each such Senior Official as in a report of a meeting and the history of interaction with such Senior Official.

In all cases, the CCO may request a Firm employee to certify as to whether or not the employee is in possession of material non-public information concerning an Unrestricted Issuer in addition to the trading oversight procedures outlined in the appendix titled “Insider Trading Policy and Procedures” of the BCM Compliance Manual (the “Manual”).

(h)          Review of Employee Reports.  A file is maintained for each employee that contains each employee’s Holdings Reports, Insiders Reports, Quarterly Transactions Reports and/or duplicate copies of trade confirmations and accounts statements, and documentation with respect to all requests for permission to make a securities transaction and whether such approval was granted or denied.  At the end of each quarter, the CCO (or the CCO’s designee) shall review the Holdings Reports or Quarterly Transactions Reports and/or duplicate copies of trade confirmations and accounts statements, as applicable, against the documentation granting or denying such employee’s requests to make a securities transaction.  Such reports are also compared against the Restricted List, and each employee’s reports of Insiders and meetings with Senior Officials.  The CCO (or the CCO’s designee) shall create an exception report for all trades made without appropriate permission and for trades in the securities of a company on the Restricted List or of an Unrestricted Issuer of which a Family Member of the employee is an Insider.  The CCO will closely monitor employees’ investment patterns to detect abuses of the Firm’s personal securities trading policy. The Managing Member will monitor the CCO’s personal securities transactions for compliance with the Firm’s personal securities trading policy.

(i)          The CCO may make exceptions to this trading policy on a case-by-case basis.  The CCO will document the reasons for granting any such exception and maintain such documentation for a period of five (5) years.

1.5       Restricted List and Gray List

The CCO, or the CCO’s designee, maintains the Restricted List and the Gray List and will circulate both lists to all employees.  The CCO will also promptly inform all such persons every time a company is added to or removed from the Restricted List or the Gray List.  Procedures for maintenance of the Restricted List and the Gray List are outlined in the appendix titled “Insider Trading Policy and Procedures” of the “Manual”.

If any Firm employee learns of a prospective PIPEs transaction from a company, broker or other intermediary, such employee must promptly inform the CCO.  The CCO will update the Restricted List to include the company that is the subject of such PIPEs transaction.

In addition, if any Firm employee receives a proposed non-disclosure agreement or confidentiality agreement from a company or a broker or other intermediary (e.g., in connection with a private placement or financing transaction), such employee must promptly forward such agreement to the CCO.

In addition, if any Firm employee receives information in respect of any company which may constitute material, non-public information, such employee shall immediately contact the CCO.  If any employee receives information regarding a company and has any doubt as to whether such information constitutes material, non-public information, such employee should immediately contact the CCO.

Additional employee procedures with regard to identifying and handling material non-public information by employees in the conduct of their duties with the Firm are outlined in the appendix titled “Insider Trading Policy and Procedures” of the Manual.

The identity of the companies on the Restricted List and the Gray List, and all information about a company revealed as a result of a relationship between such company and the Firm, is to be kept in strict confidence.  Accordingly, any discussions concerning such matters should be confined to other employees of the Firm who need to know such information and service providers with which the Firm has a business relationship who need to know such information for legitimate business reasons.  These requirements are designed to protect an employee and the Firm from breaches of statutory and fiduciary requirements concerning permissible trading practices and disclosure of non-public information.

The Firm will restrict access to files likely to contain material, non-public information about the companies and other entities listed on the Restricted List.  Only those employees with a need to know such information will be granted access to such files.  See the sections entitled “Insider Trading” and “Information Security Program” in the Manual.

 1.6       Effect of Violation

Employees who violate this policy will be subject to disciplinary action by the Firm, which may include, but are not limited to: a written reprimand in the employee’s file, disgorgement of profits, censures, suspensions (with or without pay), fines or immediate termination.

SECTION II

GIFTS AND ENTERTAINMENT

2.1        Statement of Policy

A conflict of interest occurs when the personal interest of an employee interferes or could potentially interfere with their responsibilities to the Firm or its clients and investors.  The overriding principle is that employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or a firm.  Similarly, employees should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or an employee.

2.2          Gifts

No employee may receive any gift, service, or other item of more than de minimis value, which for purposes of the Code is set at $500, from any existing investors, prospective investors, or any person or entity that does business with or on behalf of the Firm without the prior written approval of the CCO.  No employee may give or offer to give any gift of more than de minimis value to existing investors, prospective investors, or any person or entity that does business with or on behalf of the Firm without the prior written approval of the CCO.  For the avoidance of doubt, a gift or service that is in the form of entertainment (including meals and sporting events) where the person providing the gift or service is present shall be covered by Section 2.4 below.

2.3          Cash

No employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any person or entity that does business with or on behalf of the Firm.

2.4          Entertainment

No employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm.  Employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.  Any event likely to exceed a de minimis value must be approved in advance by the CCO.

2.5          Government Officials

No gift or entertainment event of any value involving government officials or their families may be given or sponsored by the Firm or any employee without the prior written approval of the CCO.  Additional limitations and procedures regarding local and state political activities are set out in Section III of the Code.

2.6          Payments or Gifts to Foreign Officials

The Foreign Corrupt Practices Act (“FCPA”) is a U.S. law that prohibits giving anything of value to a foreign (non-U.S.) official in order to influence the official in his or her official capacity, to induce the official to engage in any governmental act or decision, to induce the official to use his or her influence to affect a government decision or to assist a company in obtaining or retaining business.  Many other countries have adopted anti-bribery laws that are similar to the FCPA.  It is the Firm’s policy to strictly comply with the FCPA and any other similar laws that are applicable to the Firm and its employees.

Under the FCPA, the term “foreign official” is defined broadly to include any non-U.S. officers or employees of a government or a government entity (such as, any department, agency or instrumentality thereof) or anyone acting on behalf of a government or government entity, even if temporarily.  Importantly, all government employees are covered by this definition, as are employees of government-owned business entities and sovereign wealth funds.  In countries where government ownership of ostensibly private firms is common, it is important to remember that employees of such firms are foreign officials under the FCPA if the firm is owned or controlled by the government.

Firm employees may not pay, offer to make, promise to make, or authorize any payments, including giving any gifts or meals or providing any entertainment to a foreign official with the intent (i) to influence the foreign official to perform, or fail to perform, an official act or (ii) to reward or thank the foreign official for an official act performed or to be performed by that foreign official.  In addition, employees may not pay, offer to make, promise to make, or authorize any payments, including giving any gifts or meals or providing any entertainment to a foreign official if it reasonably could be expected to affect the outcome of a government decision.  Importantly, the FCPA prohibits a company or person from using another company or individual (such as a consultant or placement agent) to engage in any activities that would be impermissible if performed directly.

Employees must obtain the prior written approval of the CCO before paying, offering, promising, or authorizing any payment, gift or other thing of value (including meals, entertainment or travel-related expenses) to:

•	an officer or employee of any national, regional, local or other government entity (e.g., representatives of a sovereign wealth fund);

•	an elected foreign official (e.g., a mayor, legislator or city council member);

•
an officer or employee of any entity in which a foreign government owns or controls an interest (e.g., an employee of a foreign government-owned company, an employee of a sovereign wealth fund, or a foreign government-sponsored think tank);

•	a candidate for foreign political or elected foreign government office or a political party official (e.g., an official of the Communist Party of China);

•	an officer or employee of a public international organization (e.g., the World Bank, World Health Organization or United Nations); and

•
a private person acting in an official capacity for or on behalf of any foreign government, any foreign government entity or any public international organization (e.g., a consultant performing due diligence on behalf of a sovereign wealth fund).

The foregoing restrictions also apply to payments, including giving any gifts or meals or providing any entertainment to the family members of a foreign official, including, such foreign official’s spouse or partner, son or daughter, brother or sister, step-brother or step-sister, brother-

in-law or sister-in-law, parent, parent-in-law, step-parent or anyone living in the same household as such foreign official.

Employees are also prohibited from making any charitable donation that (i) is requested by a foreign official, (ii) would support the activities of a foreign official or government entity or (iii) has some other connection with a foreign official, if such donation is part of an exchange of favors or to obtain some benefit for the Firm, even if the recipient is a bona fide charity.  If a foreign official has promised any benefit or issued any threat in connection with a donation request, the request must be denied.

The CCO may consult with legal counsel or outside compliance consultants to determine if such payments, gifts or entertainment would implicate FCPA (or other legal) concerns.

2.7          DOL Form LM-10 – Gifts to Union Personnel

Investment advisers that provide gifts or entertainment to union personnel, including officers, agents, employees, other union representatives, and personnel associated with “Taft-Hartley” pension plans (i.e, union-affiliated pension plans that are subject to the Labor–Management Relations Act of 1947, as amended) may be required to file reports on DOL Form LM-10.

The CCO is responsible for monitoring the Firm’s obligations (if any) to file Form LM-10.  As such, employees are required to promptly notify the CCO of any gifts or other benefits provided to union personnel (including, but not limited to, meals, receptions and dinners, golf outings, tickets to sporting events,  invitations to holiday parties, and raffle prizes) whether from the Firm or from the employee’s personal funds.

The CCO is responsible for determining whether a Form LM-10 reporting requirement has been triggered, and may consult with legal counsel in making such determinations.  If the Firm has a Form LM-10 reporting requirement, the CCO will coordinate with outside legal counsel to prepare and file the Form LM-10 in a timely manner.

2.8          Solicited Gifts

No employee may use his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the employee refers business, or any other person or entity with whom the Firm does business.

2.9          Reporting

Each employee must report any gifts or entertainment whether or not of de minimis value received in connection with the employee's employment to the CCO.  The CCO may require that any such gift be returned to the provider or that an entertainment expense be repaid by the employee.

SECTION III

STATE AND LOCAL POLITICAL ACTIVITIES

3.1          Statement of Policy

It is the general policy of the Firm to not knowingly influence decision-making or to make a client or fiduciary feel beholden to the Firm or an employee.  Additionally, it is the policy of the Firm to prohibit the Firm and its employees, affiliates, associates and employee family members to make, or direct or solicit any other person to make, any political contribution or, in general, provide anything else of value for the purpose of influencing or inducing the award or retention of investment advisory services business.

The Firm does not currently provide investment advisory services to a government entity. Nevertheless, employees should be aware of the possibility that the Firm may decide to seek to provide such services.  Employees should be aware of their obligation to adhere to this policy with respect to their political activities as well as their obligation to not engage in activities that would be prohibited if performed directly.

When the Firm decides to seek to provide investment advisory services to a government entity, the Firm will apply the procedures described below.

3.2          Procedures

The CCO has been assigned the responsibility of administering the following procedures designed to investigate, monitor and limit the political activities of officers and certain employees of the Firm and certain other associates.

(a)       Definition of “Payment” and “Contribution”. Payment means any gift, subscription, loan, advance, or deposit of money or anything of value. Contribution means any Payment made for either: (i) the purpose of influencing any election for federal, state or local office; (ii) the payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses incurred by the successful candidate for state or local office. It should be noted that an in-kind contribution such as use of services of facilities would be considered a Payment.

(b)       History Report.  The CCO will notify those employees (or ex-employees) deemed to be (or have been) a “Covered Associate,” as defined in the procedures outlined in the section titled “Political Activities” under “Marketing of the Firm’s Services and Fund Products” in the Manual.  The CCO will request such employees (or ex-employees) to provide and certify historical information regarding political activities applicable to the government entity to which the Firm may seek to provide investment advisory services.  If the CCO determines that a Contribution which triggers a prohibition on the Firm’s activities is eligible under the regulations for an exception for returned contribution, the Firm will request the employee to return the contribution and confirm the return.

(c)       Pre-Clearance.  All Covered Associates will be required to seek the approval of the CCO prior to the conduct of any of the following activities:

(i)        making direct or indirect Contributions to a holder of, incumbent to, or candidate or successful candidate for elective office to a state or local government (“Official”) other than a de minimis Contribution described below;

(ii)       making direct or indirect Payments to a political party of a local or state jurisdiction, or a political action committee;

(iii)      coordinating and/or soliciting Contributions for an Official, or Payments to a political party of a local or state jurisdiction, or a political action committee;

(iv)      engaging in any other political fundraising; and

(v)       volunteering for political campaigns and committees related to an Official.

(d)       Volunteer activities are generally permitted; but the Firm requires pre-clearance to verify on a case-by-case basis that such activity does not include any political fundraising.  It should be noted that political activities by a Covered Associate related to federal election campaigns are still subject to the pre-approval requirement if the candidate is at the time an Official.

(e)      A Covered Associate that is not a political action committee may make Contributions without pre-approval of up to $350 per election per candidate if the contributor is entitled to vote for the candidate, and up to $150 per election per candidate if the contributor is not entitled to vote for the candidate.

(f)       Contribution and Payments Report. All Covered Associates will be required to submit to the CCO certified quarterly reports (“Contribution and Payment Reports”) that list all direct and indirect contributions by the Covered Associates to any Official, Payments to any political party of a state or local jurisdiction, or payments to any political action committee; including the name and title of each contributor, name and title of each recipient, and amount and date of each Contribution or Payment.

SECTION IV

COMPLIANCE WITH APPLICABLE FEDERAL SECURITIES LAWS

4.1          Statement of Policy

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described herein, the Code requires all employees to comply with applicable federal securities laws.  These laws include: the Securities Act, as amended; the Securities Exchange Act of 1934, as amended; the Sarbanes-Oxley Act of 2002; the Investment Company Act of 1940, as amended; the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999; any rules adopted by the Securities and Exchange Commission under any of these statutes; and the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

Without limiting the generality of the foregoing, no employee shall:

(i)       defraud a client in any manner;

(ii)       mislead a client, including by making a statement that omits material facts;

(iii)      engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;

(iv)      engage in any manipulative practice with respect to a client; or

(v)       engage in any manipulative practice with respect to securities, including price manipulation.

SECTION V

REPORTING VIOLATIONS

5.1          Statement of Policy

The Firm believes that an effective compliance program requires an open line of communication between employees and senior management.  Accordingly, if an employee  reasonably believes in good faith that a violation of federal securities laws by the Firm or other employees has occurred, is ongoing or is about to occur, such employee (a “Reporting Person”) is encouraged to immediately notify the CCO or, in the CCO's absence, the Deputy Chief Compliance Officer, if one has been so designated, and the Managing Member.  Such notice should describe the violation or potential violation in as much detail as possible so that the Firm will have the ability to fully investigate the matter.

Any Reporting Person who submits a written report to the CCO based on a reasonable, good faith belief that a violation of federal securities laws by the Firm or other employees has occurred, is ongoing or is about to occur will be protected from retaliation by the Firm for having made such report to the CCO or to the SEC.  More specifically, the Firm will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee based upon the good faith actions of such employee in (i) providing information regarding such a violation of the U.S. federal securities laws to the CCO or the SEC, (ii) initiating, testifying in, or assisting in any investigation or judicial or administrative action of the SEC based upon or related to such information, or (iii) making disclosures that are required or protected under federal securities laws.  Notwithstanding the foregoing, making allegations in bad faith, without a reasonable basis, or with knowledge that such allegations are or are likely to be false, will be viewed as a serious offense and may result in discipline (including, without limitation, termination of employment/engagement) and other legal action by the Firm.

SECTION VI

BOOKS AND RECORDS

6.1          Maintenance Requirements

The Firm shall prepare and keep all current the books and records relating to the Code as required by Rule 204-2(a)(12) and Rule 204-2(a)(13) under the Advisers Act.  Such books and records shall include:

A copy of each Code that has been in effect at any time during the past five years;

A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person of the Firm;

Holdings Reports and Quarterly Transactions Reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

A list of the names of persons who are currently, or within the past five years were, access persons of the Firm;

A record of any decision and supporting reasons for approving the acquisition of securities by employees in IPO’s and/or limited offerings for at least five years after the end of the fiscal year in which approval was granted;

Contributions and Payments Reports made pursuant to the Code; and

A list of the names and addresses of persons and associates who are currently, or within the past five years, were Covered Associates of the Firm;

6.2          Disclosure and Availability

The Firm is required to include a description of the Code in the Part 2A brochure of the Firm’s Form ADV and, upon request, furnish investors and potential investors with a copy of the Code.  The CCO will ensure that a proper description of the Code is included in the Form ADV and will coordinate the distribution of the Code to any investors or potential investors who request a copy.

SECTION VII

PROHIBITED TRANSACTIONS IN MUTUAL FUNDS

7.1          Statement of Policy

All employees are prohibited from engaging in short-term trading on behalf of the Accounts or for their personal accounts in the shares of any open-end mutual fund (i.e., market timing).  For purposes of the Code, the term "short-term trading" means any purchase and sale or sale and purchase of the shares of a mutual fund within a 30-day period.

SECTION VIII

SERVICE ON BOARDS OF DIRECTORS AND OTHER OUTSIDE ACTIVITIES

8.1          Statement of Policy

Each Firm employee is expected to devote his or her full-time, best efforts to the business and affairs of the Firm.  Accordingly, the Firm prohibits employees from being employed by, rendering services to, or receiving payments in consideration for services from, any other entity or person while such employee is employed by the Firm without the prior written consent of the CCO, except that Members of Bridgehampton Capital Management LLC may pursue these interests in consultation with other Members of the firm.

In addition, Firm employees are prohibited from serving on the board of directors of any business organization, other than a civic or charitable organization, without the prior written consent of the CCO, unless on such board at the time of employment or implementation of this Code.  The determination of an employee’s eligibility to serve in such a position shall be based on whether such service would be consistent with the interests of the Firm and its clients.  If such service is authorized, certain safeguards may be implemented in the discretion of the CCO including, but not limited to, investment restrictions and/or isolating the employee serving from making investment decisions with respect to the business organization through a “Chinese Wall” or other procedure.

The Firm also discourages employees from serving on a creditors committee except as part of the employee's duties at the Firm.  Accordingly, an employee must obtain prior written approval from the CCO prior to serving on a creditors committee.

EXHIBIT 1

BRIDGEHAMPTON CAPITAL MANAGEMENT LLC
INTEROFFICE MEMORANDUM

To:	CCO
From:
Date:
Subject:	Securities Transaction Request

As required by the Code of Ethics (the “Code”) of Bridgehampton Capital Management LLC (the “Firm”), I hereby request the Firm’s approval for the proposed transaction, described below, in securities requiring pre-clearance by the Firm as defined in the Code.

EMPLOYEE NAME: (Please Print) _________________________________________________

Account No. _________________             Institution: ___________________________________

Account Name:  (If different than employee) ___________________________________________

Relationship to employee (e.g., spouse, child, dependent or other related persons): ____________

1.	Date: _________________________
If transaction is a SELL, date securities purchased ________________________

2.	Security Type: _____ Common _____Bond _____Option _____Other

3.	Security Name or Symbol: __________________________

4.	Security Description: __________________________

5.	Transaction type: _____BUY _____SELL _____SELL SHORT

6.	Size of Proposed Transaction: Number of Shares, Bonds or Other ____________

7.	Reason for purchase/sale: ___________________________________________

8.	Security has been bought or sold on behalf of an advisory client within the last 5 days or is under active consideration for purchase or sale on behalf of an advisory client:

  ______Yes or ______No

The employee by his/her signature affixed below declares that such employee, and if applicable, the related person on whose behalf approval is sought, has no inside information or other knowledge pertaining to this proposed transaction that constitutes a violation of any Firm policy or securities law, rule or regulation.

____________________________	________________________________
Chief Compliance Officer Signature	Employee Signature

 ____ Approve   _____ Disapprove

THIS APPROVAL ONLY APPLIES TO THE TRANSACTION DESCRIBED ABOVE AND ONLY IF EXECUTED ON THE DATE OF APPROVAL.  ANY ADDITIONAL OR LATER TRANSACTIONS REQUIRE SEPARATE APPROVAL.

Approval Date:  _____________________.  __________

EXHIBIT 2

Duplicate Copies of Confirmations and Statements

To:

From:  _____________________________

Dear Sir or Madam:

I am an employee of Bridgehampton Capital Management LLC.  Please arrange for duplicate copies of statements and confirmations concerning the accounts listed below to be sent directly to:

Chief Compliance Officer
Bridgehampton Capital Management LLC
Box 1521
Bridgehampton, New York  11932

I maintain, have an interest in, or exercise investment control over, the following accounts at your institution:

Account Title	Account Number

Dated:  ____________

Employee Signature:

Name & Address:

INSTRUCTIONS:  DUPLICATE COPIES OF CONFIRMATIONS AND STATEMENTS FORM

COMPLETE THIS FORM FOR EACH BROKERAGE FIRM, INVESTMENT ADVISER, BANK OR OTHER FINANCIAL INSTITUTION AT WHICH YOU MAINTAIN AN ACCOUNT, A MEMBER OF YOUR IMMEDIATE FAMILY HAS AN ACCOUNT, YOU HAVE AN INTEREST IN AN ACCOUNT, OR YOU EXERCISE ANY INVESTMENT CONTROL OVER AN ACCOUNT.

Please type or print the information requested.

1.	Broker/Institution’s Name and Mailing Address: List the name and mailing address of each brokerage firm, investment adviser, bank, or other financial institution maintaining the account.

2.	Your name.

3.
Account Title and Number:  List the complete account title and number for your own securities accounts as well as those accounts in which you have a beneficial interest or over which you exercise any investment control.

4.	Employee’s Signature. Sign the form and mail it to the broker or other financial institution.

5.	Print your name and address.

Mail this completed form to the broker or other financial institution.

Annex A

Bridgehampton Capital Management LLC
Initial/Annual Holdings and Insider Relationships Report
(Page 1)

For an Initial Report, submit within 10 days of commencement of employment.  For an Annual Report, submit no later than January 30th.  The list of securities accounts and list of insider relationships should be as of the date of the report.  The holdings information should be current within 45 days of the date of the report.  To report information required on page 2, you may combine a list of holdings of “Reportable Securities,” as defined on the addendum to this form, with submissions of duplicate copies of securities account statements.

Employee name _____________________________         Date: _______________________________

Type of Report (check one):  ___   Initial Report           ___   Annual Report

1.
PERSONAL SECURITIES ACCOUNTS.  With respect to any account in which I or family members in my household (“Family Members”) have a direct or indirect benefit and/or investment discretion at brokerage firms, dealers or banks (including, without limitation, 401k accounts, IRA accounts, Keogh Plan accounts and other similar accounts),

[check one]:
(   )           I am listing each such account; or                           (   )           there are no such accounts.

Name and Address of Institution and Account Holder’s Name	Account Number	Have you requested duplicate statements?

Bridgehampton Capital Management LLC
Initial/Annual Holdings and Insider Relationships Report
(Page 2)

2.	ACCOUNTS WITH REPORTABLE SECURITIES. With respect to holdings in Reportable Securities in any account listed in the table under item 1,

[check one]:
( )	I am identifying each account in which there were holdings in Reportable Securities (“Account with Reportable Securities”) in the table under item 3; or
( )	there were no holdings in Reportable Securities in any account.

3.	HOLDINGS. To provide a complete report of holdings in any Account with Reportable Securities listed in the table under item 1, I am:

 [check one or more]:
( )	attaching duplicate copies of statements for one or more of such account(s); and/or
( )	listing holdings in Reportable Securities and relevant data for one or more of such account(s) in the table below; and/or
( )
relying, for each remaining account, on holdings information that I have requested the institution maintaining the account to send or make available to BCM, in a format approved by the Chief Compliance Officer of BCM and whose receipt or availability is subject to confirmation by BCM.

[break down holdings by account]
Name and Type of Reportable Security	Ticker Symbol or CUSIP Number	Number of Shares	Principal Amount

Bridgehampton Capital Management LLC
Initial/Annual Holdings and Insider Relationships Report
(Page 3)

4.	INSIDER RELATIONSHIPS. With respect to any company that is an Unrestricted Issuer and of which any of my Family Members is an Insider,

[check one]:
(   )           I am listing each such Unrestricted Issuer; or
(   )           there are no such companies.

Name of Unrestricted Issuer

CERTIFICATION

5.
I hereby certify that the information contained in this report is accurate and that listed above are: (a) any Personal Securities Accounts and Reportable Securities with respect to which I or any of my Family Members have direct or indirect beneficial ownership and/or investment discretion; and (b) any Unrestricted Issuers with respect to which any of my Family Members is an Insider.

_____________________________________	Reviewed: ____________________________
Employee Signature	(Compliance Officer Signature)
Date: ________________________________	Date: ________________________________

E-SIGNATURE BY E-MAIL FROM EMPLOYEE E-MAIL ACCOUNT:
[   ] By checking this box, I agree, and it is my intent, to electronically sign this report by submitting by e-mail, to be originated from my own employee e-mail account and to be sent to the Chief Compliance Officer of BCM, an electronic copy of this reporting form and any other records I am indicating are attachments to this form.  I understand and agree that by electronically signing and submitting this record in this fashion I am certifying the accuracy of the information recorded herein.

Bridgehampton Capital Management LLC
Initial/Annual Holdings and Insider Relationships Report
(Page 4)

Definitions

“Reportable Securities” include any securities that are not “Excluded Securities” and are any of the following:

•	publicly traded securities of companies, irrespective of domicile or where they do business;

•	shares issued by mutual funds managed by the Firm or its affiliates or whose principal underwriters are affiliates of the Firm;

•	shares issued by exchange-traded funds, unit trusts, or closed-end funds;

•	commodities, futures, derivatives or other volatile securities or financial instruments;

•	securities offered in an initial public offering (“IPO”);

•
securities or interests offered in a limited offering exempt from registration pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933; and

•	any interest or instrument commonly known as a “security”.

Some examples of Reportable Securities are the Bridgehampton Value Strategies Fund, municipal bonds, foreign bonds, tradable currency derivatives, or transferable shares in a private company.

“Excluded Securities” are securities that do not need to be reported in Holdings Reports or Transactions Reports. Excluded Securities are any of the following:

•	direct obligations of the government of the United States;

•	bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	shares issued by money market funds; and

•	shares issued by open-end mutual funds other than mutual funds managed by the Firm or its affiliates or whose principal underwriters are affiliates of the Firm.

“Unrestricted Issuer” is a company domiciled or doing business in the U.S. that is either an issuer of publicly-traded stock or bonds or is a company whose securities are being offered in an IPO, but is not listed on either the Firm’s Restricted List or its Gray List.

“Insider” is generally a company’s officers, directors and employees, and any person or entity, and any officer, director, employee or controlling person of such person or entity, that enters into a confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for that company’s purposes.

Annex B

Bridgehampton Capital Management LLC
Quarterly Report of Transactions and New Accounts
(Page 1)

Submit this report no later than 30 days after the end of the quarter.  To report information required on page 2, you may combine a list of transactions in “Reportable Securities,” as defined on the bottom of this form, with submissions of duplicate copies of trade confirmations and securities account statements.

Employee name   _______________________________         For the Quarter Ended   _____________________________________

1.
NEW SECURITIES ACCOUNTS.  With respect to any new securities accounts in which I or family members in my household (“Family Members”) have a direct or indirect benefit and/or investment discretion at brokerage firms, dealers or banks (including, without limitation, 401k accounts, IRA accounts, Keogh Plan accounts and other similar accounts),

[check one]:
[   ]      I am listing each such new account in the table below; or
[   ]      there are no such new accounts.

Name and Address of Institution and Account Holder’s Name	Account Number	Have you requested duplicate statements to be sent or made available to BCM?

2.
ACCOUNTS WITH REPORTABLE ACTIVITY.  With respect to transactions in Reportable Securities during the quarter in any account listed in my latest Holdings Report or any new account subsequently identified by me in a Quarterly Transactions Report, including in item 1,

[check one]:
[ ]	I am identifying each account in which there were transactions in Reportable Securities (“Account with Reportable Activity”) in the table under item 3; or
[ ]	there were no transactions in Reportable Securities in any account.

Bridgehampton Capital Management LLC
Quarterly Report of Transactions and New Accounts
 (Page 2)

3.	TRANSACTIONS. With respect to transactions in Reportable Securities during the quarter in any Account with Reportable Activity, I am reporting each such transaction by:

[check one or more]:
[ ]	attaching duplicate trade confirmations or copies of statements covering the entire quarter for one or more of such account(s); and/or
[ ]	listing the respective transactions in Reportable Securities and relevant data for one or more of such account(s) in the table below; and/or
[ ]
relying, for each remaining account, on transaction information covering the entire quarter that I have requested the institution maintaining the account to send or make available to BCM, in a format approved by the Chief Compliance Officer of BCM and whose receipt or availability is subject to confirmation by BCM.

Trade Date and Transaction Type	Name of Reportable Security	Ticker or CUSIP Number	Nature of Transaction	Price at which Transaction Effected	Number of Shares or Interest Rate, Maturity Date & Principal Amount	Name of Broker
*** Identify account on a separate line using any column. If listing transactions, please group transactions by account. If reporting transactions with institution-created documents, please indicate if document is attached or how it is made available by institution to BCM. ***

Bridgehampton Capital Management LLC
Quarterly Report of Transactions and New Accounts
 (Page 3)

4.
I hereby certify that the information contained in this report is accurate and that listed above are all personal securities accounts opened, and transactions in Reportable Securities conducted, during the quarter ended _____________________ with respect to which I or my Family Members have direct or indirect beneficial ownership and/or investment discretion.

_____________________________________	Reviewed: ____________________________
Employee Signature	(Compliance Officer Signature)
Date: ________________________________	Date: ________________________________

E-SIGNATURE BY E-MAIL FROM EMPLOYEE E-MAIL ACCOUNT:
[   ]   By checking this box, I agree, and it is my intent, to electronically sign this report by submitting by e-mail, to be originated from my own employee e-mail account and to be sent to the Chief Compliance Officer of BCM, an electronic copy of this reporting form and any other records I am indicating are attachments to this form.  I understand and agree that by electronically signing and submitting this record in this fashion I am certifying the accuracy of the information recorded herein.

Definitions

“Reportable Securities” include any securities that are not “Excluded Securities” and are any of the following:

•	publicly traded securities of companies, irrespective of domicile or where they do business;

•	shares issued by mutual funds managed by the Firm or its affiliates or whose principal underwriters are affiliates of the Firm;

•	shares issued by exchange-traded funds, unit trusts, or closed-end funds;

•	commodities, futures, derivatives or other volatile securities or financial instruments;

•	securities offered in an initial public offering (“IPO”);

•
securities or interests offered in a limited offering exempt from registration pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933; and

•	any interest or instrument commonly known as a “security”.

Some examples of Reportable Securities are the Bridgehampton Value Strategies Fund, municipal bonds, foreign bonds, tradable currency derivatives, hedge funds, or transferable shares in a private company.

“Excluded Securities” are securities that do not need to be reported in Holdings Reports or Transactions Reports. Excluded Securities are any of the following:

•	direct obligations of the government of the United States;

•	bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	shares issued by money market funds; and

•	shares issued by open-end mutual funds other than mutual funds managed by the Firm or its affiliates or whose principal underwriters are affiliates of the Firm.

Bridgehampton Capital Management LLC

CODE OF ETHICS
ACKNOWLEDGMENT FORM

I, __________________________________, an employee of Bridgehampton Capital Management LLC (the “Firm”), hereby confirm as follows:

1.           I have received a copy of the current Code of Ethics (the “Code”) of the Firm.  I also acknowledge that I have read, understand, and agree to abide by the procedures contained in the Code.

2.           Any questions I may have had on the policies and procedures contained in the Code have been answered by the Firm’s Chief Compliance Officer (the “CCO”).

3.           I have read and understand, and agree to abide by, the terms of the Firm’s employee trading policy, which is contained in the Code.

Date
Signed

Print Name

E-SIGNATURE BY E-MAIL FROM EMPLOYEE E-MAIL ACCOUNT:
[   ]   By checking this box, I agree, and it is my intent, to electronically sign this form by submitting by e-mail, to be originated from my own employee e-mail account and to be sent to the Chief Compliance Officer of BCM, an electronic copy of this record.  I understand and agree that by electronically signing and submitting this record in this fashion I am affirming the truth of any agreement, statement and other information recorded herein.